Exhibit 99.1

          Quaker Fabric Files Voluntary Petition for Relief under Chapter 11 of the Bankruptcy Code

    FALL RIVER, Mass.--(BUSINESS WIRE)--Aug. 17, 2007--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB), a leading supplier of upholstery fabrics for furniture markets in the United States and abroad, announced today that it and its wholly owned subsidiary, Quaker Fabric Corporation of Fall River, have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Quaker's affiliates outside the United States were not included in the Chapter 11 filing.

    On July 2, 2007, the Company announced that it likely would commence an orderly liquidation of its business and a sale of its assets and that any such winding up and liquidation would not generate sufficient funds to permit any payment to holders of its common stock. On July 9, 2007, the Company retained an experienced liquidation advisory firm to consult with management on the liquidation of the assets of the Company in a manner intended to yield the greatest return to the Company's creditors. This process has been ongoing, with the Company seeking bids from qualified buyers for the purchase of the Company as a whole, as well as on each asset class, including machinery and equipment, raw material and finished goods inventory, accounts receivable, intellectual property and real estate. During the Chapter 11 proceedings, this process will continue under court supervision. In addition, the Company has reached an agreement for up to $1,650,000 in new debtor-in-possession (DIP) financing. Upon Court approval, this DIP financing will provide sufficient funding during the Chapter 11 process.

    The Company commenced its annual two-week planned shutdown on June 29, 2007 and did not have the financing needed to resume operations on July 16, which would otherwise have marked the end of the shutdown period. On July 2, the employment relationships of substantially all of the Company's 930 employees were terminated.

    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS
CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE
PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2006 FORM 10-K.

    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             Paul J. Kelly, 508-646-2251
             Cynthia L. Gordan, 508-646-2261